Exhibit 10.18

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

Dated as of December 22, 2022

Investment Agreement

TRACON - Investment Agreement

Contents

SECTIONPage

1.	Definitions1
2.	Investment Obligations and Investors’ Entitlement1
2.1	Capital Amounts1
2.2	Investors’ Entitlement3
3.	Payment Obligations of the Counterparty5
3.1	Payments5
3.2	Waiver of Right of Set-Off7
4.	Covenants7
4.1	Covenants of Each Party7
4.2	Covenants of the Investors7
4.3	Covenants of the Counterparty7
4.4	Notice and Information Rights9
5.	Representations and Warranties10
5.1	Representations and Warranties of Each Party10
5.2	Representations and Warranties of the Counterparty11
6.	Confidentiality12
7.	Legal Privilege12
8.	Exculpation; Reinstatement12
9.	Remedy Events13
9.1	Failure to Pay or Deliver13
9.2	Failure to Discharge Claim Costs13
9.3	Breach or Repudiation13
9.4	Misrepresentation14
9.5	Bankruptcy14
9.6	Reorganization Without Assumption14
10.	Remedies14
10.1	Available Remedies Generally14
10.2	Additional Remedy for Failure to Pay15

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10.3	Additional Remedy for Failure to Discharge Claim Costs15
10.4	Remedies Cumulative15
11.	Enforcement of Claim Resolution16
12.	Limitations on Transfer, Successors and Assigns; Third Party Beneficiaries16
13.	Tax Withholding and Other Tax Matters16
14.	Anti-Corruption; Data Protection16
15.	Notices16
16.	Amendments17
17.	Entire Agreement17
18.	Counterparts17
19.	No Waiver17
20.	Severability17
21.	Expenses18
22.	Relationship of Parties18
23.	Governing Law18
24.	Dispute Resolution18
25.	Administrative and Collateral Agent18
26.	Rules of Construction19
27.	Limited Indemnity20

TRACON - Investment Agreement

INVESTMENT AGREEMENT, dated as of December 22, 2022 (“Agreement”), between TRACON Pharmaceuticals, Inc., an entity organized or formed under the laws of the jurisdiction identified in Annex I (the “Counterparty”), on the one hand, and each of Batiste Investments LLC, a limited liability company and Maplewood Park Investments LP, a limited partnership, in each case formed under the laws of the jurisdiction identified on Annex I (“Investor No. 1” and  “Investor No. 2”, respectively, and each of them, severally but not jointly an “Investor”, and collectively, the “Investors”), on the other hand.

WHEREAS, the Counterparty before interacting with the Investors has pursued the Claim (as defined herein) and has requested that the Investors provide external capital based on the value of the Claim;

WHEREAS, the Investors have committed to provide such capital in accordance with the terms and conditions of this Agreement and, in consideration for providing such capital, the Investors shall be entitled to a share of Proceeds (as defined herein) that arise if the Claim is successful; and

WHEREAS, the Investors are passive providers of capital and do not own or control the Claim; consequently, while the Investors will receive information about the Claim and consult with the Counterparty thereon, the Counterparty remains in full control of the assertion and resolution of the Claim;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Definitions

Capitalized terms used herein have the meanings assigned to them in in Exhibit A or elsewhere in this Agreement.

2.Investment Obligations and Investors’ Entitlement

2.1Capital Amounts

The Investors shall provide capital to the Counterparty as set forth below.

(a)	Capital Amounts: Up to the lesser of (x) thirty million dollars (US$30,000,000) or (y) [***] percent ([***]%) of the Award (such amount, the “Maximum Commitment Amount”), to be deployed as follows:
(i)

three million five hundred thousand dollars (US$3,500,000) shall be provided to the payment account of the Counterparty set forth on Annex II within [***] Business Days of the Closing Date (the “Closing Capital Amount”);

(ii)

provided the Threshold Recovery Condition has been satisfied, twenty-five percent (25%) of the Maximum Commitment Amount shall be provided to the payment account of the Counterparty within fifteen (15) Business Days of the issuance of an Award by the ICC tribunal considering the Claim (the “Post-Award Capital Amount”);

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(iii)

provided the Threshold Recovery Condition has been satisfied, up to [***] dollars (US$[***]) shall be provided for reasonable legal fees and costs associated with an Award confirmation process (the “Confirmation Capital Amounts”) and/or Award enforcement effort (the “Enforcement Capital Amounts”, and together with the Confirmation Capital Amount, the “Confirmation & Enforcement Capital Amounts”), subject to the following conditions:

(A)

Covington & Burling LLP (“Covington”) and Foley Hoag LLP (“Foley”) shall serve as the Counterparty’s initial counsel in connection with confirming the Award in the United States of America and Kobre & Kim LLP (“K&K”) shall serve as the Counterparty’s initial counsel in connection with all other litigation to enforce and monetize the Award, with any subsequent change to confirmation process counsel or enforcement counsel to be mutually agreed between Counterparty and Investors;

(B)	the Counterparty and the Investors have mutually approved in writing the respective estimated budgets for such confirmation and enforcement proceedings;
(C)

Confirmation & Enforcement Capital Amounts shall be provided by the Investors on behalf of the Counterparty directly to the payment account of the relevant counsel (using the wire information provided by such counsel to the Investors in writing) within [***] Business Days following receipt by the Investors of satisfactory invoices, but not more frequently than [***]; and

(D)	prior to the Enforcement Trigger Date, not more than [***] dollars (US$[***]) of Confirmation & Enforcement Capital Amounts shall be available to the Counterparty absent the Investors’ consent;
(iv)

provided the Threshold Recovery Condition has been satisfied, an amount equal to the (x) Maximum Commitment Amount minus (y)(i) the Closing Capital Amount, (ii) the Post-Award Capital Amount, and (iii) US$[***] shall be provided to the payment account of the Counterparty in six (6) equal tranches beginning [***] after the date on which the Post-Award Capital Amount is due in accordance with Section 2.1(a)(ii) and every [***] thereafter until the earlier of (x) the [***]-year anniversary of the date on which the Post-Award Capital Amount is due in accordance with Section 2.1(a)(ii) or (y) such time as an Occurrence occurs (the “Subsequent Capital

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Amounts”), subject to the following provisos:
(A)

the Counterparty may terminate the commitment of Investors to provide any given tranche of Subsequent Capital Amounts by written notice to the Investors provided not less than [***] days prior to the date upon which such Subsequent Capital Amount tranche is to be funded, whereupon such tranche of Subsequent Capital Amounts shall be removed from the Maximum Commitment Amount and not included among Subsequent Capital Amounts; and

(B)	for the avoidance of doubt, if [***].
(b)	Allocation of Funding. Capital Amounts shall be provided in accordance with the following allocation:
(i)	Investor No. 1: [***]%
(ii)	Investor No. 2: [***]%
(c)	Transaction Costs. The Investors shall retain [***] percent ([***]%) of the Closing Capital Amount to cover their closing and other costs (the “Transaction Costs”).
(d)

Commercial Viability.  Notwithstanding the foregoing, if any court of competent jurisdiction issues a ruling that, in the sole discretion of the Investors, has the effect of rendering the Claim not commercially viable, then the Investors may terminate their obligations with respect to any unfunded portion of the Capital Amounts and no Investors’ Entitlement shall be payable with respect to such unfunded Capital Amounts.

2.2 Investors’ Entitlement

In consideration of their agreement to provide the Capital Amounts, the Investors shall be entitled to receive the Investors’ Entitlement set forth below.

(a)	Investors’ Entitlement: The Investors’ Entitlement shall be the following to be paid first dollar after payment only of all Applicable Attorney Fees:
(A)	an amount equal to [***] plus
(B)	a return calculated on each tranche of Capital Amounts actually paid to or on behalf of the Counterparty by the Investors hereunder, equal to a multiple of such Capital Amount, as follows:
(I)	for the Closing Capital Amount, [***]x such Capital Amount;
(II)	for all Capital Amounts other than the Closing Capital Amount, if an Occurrence does not occur, then:

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(aa)	if the Investors’ Entitlement with respect to such Capital Amount is paid in full within [***] months of the Multiple Start Date applicable to such Capital Amount, [***]x such Capital Amount; or
(bb)

if the Investors’ Entitlement with respect to such Capital Amount is paid in full on or after the [***]-month anniversary but before the [***]-month anniversary of the Multiple Start Date applicable to such Capital Amount, [***]x such Capital Amount; or

(cc)

if the Investors’ Entitlement with respect to such Capital Amount is paid in full on or after the [***]-month anniversary but before the [***]-month anniversary of the Multiple Start Date applicable to such Capital Amount, [***]x such Capital Amount; or

(dd)

if the Investors’ Entitlement with respect to such Capital Amount has not been paid in full before the [***]-month anniversary of the Multiple Start Date applicable to such Capital Amount, [***]x such Capital Amount; or

(III)	for all Capital Amounts other than the Closing Capital Amount, if and only if an Occurrence occurs, then:
(aa)

if the Investors’ Entitlement with respect to such Capital Amount is paid in full before the [***]-month anniversary of the Multiple Start Date applicable to such Capital Amount, [***]x such Capital Amount; or

(bb)

if the Investors’ Entitlement with respect to such Capital Amount has not been paid in full before the [***]-month anniversary of the Multiple Start Date applicable to such Capital Amount, [***]x such Capital Amount;

                    plus

(C)	as to each tranche of Capital Amounts actually paid to or on behalf of the Counterparty by the Investors hereunder, a [***]% rate of

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return, accruing daily and compounding annually, on the sum of such Capital Amount and its applicable return set forth in Section 2.2(a)(B), with such accrual beginning [***] months from the Multiple Start Date applicable to such Capital Amount and ending on the date that the Investors’ Entitlement with respect to such Capital Amount is paid in full.

(b)

Applications of Payments. The components of the Investors’ Entitlement shall be payable on a first-in, first-out basis such that payment of Proceeds shall be applied to the earliest deployed and unreturned Capital Amount first, next the second earliest deployed and unreturned Capital Amount, and so on. As to each Capital Amount, payment of Proceeds shall be applied as follows: (i) first, towards payment of the returns on the applicable Capital Amount as specified in clause (C) of Section 2.2(a); (ii) second, towards payment of the returns on the applicable Capital Amount, as specified in clause (B) of Section 2.2(a); and (iii) third, towards the repayment of the Invested Amount with respect to such Capital Amount as specified in clause (A) of Section 2.2(a). For the avoidance of doubt, in the event of a partial repayment of a Capital Amount, the outstanding portion of such Capital Amount shall continue to accrue its return by reference to its Multiple Start Date.

(c)	No Prepayment. The Investors’ Entitlement may not be prepaid in whole or in part by the Counterparty without the Investors’ written consent.
(d)

Allocation of Entitlement.  Each Investor shall be entitled to a pro rata portion of the Investors’ Entitlement based on the Capital Amounts provided by it. In the event that there is an additional Investor added to this Agreement, such Investor shall be entitled to a portion of the Investors’ Entitlement as specified by the Investors at the time of such new Investor’s addition to this Agreement.

3.Payment Obligations of the Counterparty

3.1Payments

(a)

Non-Recourse Agreement.  For purposes of all references in this Agreement to payment of Proceeds for all or any portion of the Investors’ Entitlement, including all references to Proceeds in this Section 3.1(a), Proceeds shall mean, and be calculated as, Proceeds minus the amount of Proceeds used to pay all Applicable Attorney Fees. The Capital Amounts are provided to the Counterparty on a non-recourse basis, and the Investors’ Entitlement is derived and paid from (and capped at the total amount of) Proceeds.   Notwithstanding anything to the contrary in this Agreement, if there are no Proceeds, then the Counterparty shall not have an obligation to pay any portion of the Investors’ Entitlement (including any repayment of the Invested Amount) and the Investors’ Entitlement with respect to all Capital Amounts shall be [***] dollars (US$[***]); if Proceeds are less than the Investors’ Entitlement, then the Counterparty shall not have an obligation to pay the portion of the Investors’ Entitlement that exceeds Proceeds and the Investors’

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Entitlement in aggregate with respect to all Capital Amounts shall equal the amount of Proceeds; provided, however, that if the Counterparty accepts a settlement offer made by the Adverse Party that resolves the Claim in an amount which does not permit the Investors to recover the Investors’ Entitlement (as calculated at the time of the Counterparty accepting the settlement offer) absent Investors’ prior written consent, then the Counterparty shall pay the Investors the difference between the full Investors’ Entitlement (as calculated at the time of the Counterparty accepting the settlement offer) and the amount of the settlement.

(b)	Payment and Delivery of Proceeds.
(i)

Prior to the payment of any Proceeds to the Counterparty, the Counterparty shall direct the payor to remit such Proceeds not to the Counterparty but rather to the payment account of the Payment Agent set forth on Annex II, with proper endorsements if by check or other instrument.

(ii)

If Proceeds consist of property that is not freely transferable immediately available funds, then the Counterparty shall diligently take such actions as are necessary to (x) monetize such property in a commercially reasonable manner that has been approved by the Investors in their sole discretion (not to be unreasonably withheld, conditioned or delayed) and (y) cause the prompt payment of the Investors’ Entitlement from the cash realized from such monetization. Notwithstanding the foregoing, in the event Proceeds consist of property that is not freely transferable immediately available funds and can only be received or monetized by the Counterparty over a period of time which is greater than [***] months from the date such Proceeds arise, then the parties shall negotiate in good faith to establish commercially reasonable monetization and payment parameters and if the parties cannot agree, shall initiate an Expert Determination.

(iii)

If, notwithstanding the foregoing, any Proceeds are instead received by the Counterparty or a third party other than the Payment Agent on the Counterparty’s behalf at any time when any portion of the Investors’ Entitlement remains unpaid, the Counterparty shall, or shall direct such third party to, (x) hold such Proceeds in trust for the benefit of the Investors; (y) segregate such Proceeds from all other funds and property; and (z) forthwith remit such Proceeds to the Payment Agent in accordance with clauses (i) and (ii) of this Section 3.1(b).

(c)

Due Date for Payment; Payment Mechanics. Except as otherwise set forth in Section 3.1(b)(ii), the Counterparty (directly or through the Payment Agent) shall pay Proceeds to the Investors in respect of the Investors’ Entitlement within [***] Business Days of the Counterparty’s (or the Payment Agent’s) receipt of such Proceeds. Payment of Proceeds received by the Counterparty or the Payment Agent that are cash shall be made in U.S. Dollars by wire transfer of freely transferable and immediately available funds to the payment accounts of the Investors specified

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in writing. The rights of the Investors to receive the Investors’ Entitlement pursuant to this Agreement will terminate upon receipt thereof by the Investors.

3.2Waiver of Right of Set-Off

Subject to Section 13 of this Agreement, each amount that the Counterparty is obligated to pay under this Agreement shall be paid without set-off, deduction or counterclaim.

4.Covenants

4.1Covenants of Each Party

Each party agrees that, so long as such party has or may have any obligation under any Transaction Document to the other party:

(a)	it shall maintain its corporate existence, except to the extent that the failure to do so would not have a Material Adverse Effect;
(b)

it shall use all reasonable efforts to obtain and maintain in effect all consents, approvals, actions, authorizations, exceptions, notices, filings and registrations of or with any Governmental Authority that are required with respect to any Transaction Document; and

(c)	it shall comply with all applicable laws and orders of any Governmental Authority to which it may be subject if failure so to comply could reasonably be expected to have a Material Adverse Effect.

4.2Covenants of the Investors

Each Investor agrees that:

(a)	it is not, by virtue of entering into the Transaction Documents or otherwise, a party to any Claim;
(b)

without limiting the obligations of the Counterparty or the rights of the Investors under this Agreement, it is not entitled to control or direct the conduct of any Claim, or to require settlement thereof;

4.3Covenants of the Counterparty

The Counterparty agrees that:

(a)	with respect to the Claim:
(i)

it shall use commercially reasonable efforts to: (A) pursue all of the Counterparty’s legal and equitable rights arising in connection with the Claim; and (B) bring about the reasonable monetization of the Claim through

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a Claim Resolution (including, if so advised by the Nominated Lawyers, by mediating with the Adverse Party as a means of resolving the Claim prior to going to trial); and (C) collect and enforce any Claim Resolution.

(ii)

it shall at its own expense (taking into account the Capital Amounts) and in a timely manner: (A) retain, remunerate and cooperate with the Nominated Lawyers to prosecute the Claim; (B) discharge all fees, expenses and other payment obligations necessarily or reasonably recommended or incurred in connection with the Claim; (C) use commercially reasonable efforts to collect and enforce any settlement, final judgment or award; (D) if applicable, discharge any obligation to pay adverse costs or post security for an adverse costs order or award (the costs and expenses of doing all of the foregoing described in clauses (A) – (D), “Claim Costs”); and (E) actively manage the incurrence of Claim Costs with the goal of achieving a Claim Resolution, and the collection and enforcement thereof, efficiently and cost-effectively;

(iii)

it shall keep the Investors fully and promptly apprised of each material development in the Claim and direct the Nominated Lawyers to do the same; and it shall respond fully and promptly to any reasonable request from the Investors or a Representative of an Investor (which Representative, if requested by the Counterparty, shall be designated by the Investors in writing and, with respect to any information that the Counterparty reasonably considers material non-public information, subject to confidentiality and non-use obligations reasonably satisfactory to the Counterparty) for information regarding the Claim;

(iv)	it shall not knowingly prejudice the Claim; and
(v)

other than Permitted Liens, it shall not Transfer any portion of the Claim or any Proceeds of the Claim; other than Permitted Liens, it shall not permit to exist any Adverse Interest with respect to any portion of the Claim or any Proceeds thereof; and it shall not set off or agree to set off any amounts against the Claim or any Proceeds of the Claim;

(b)	it shall at its sole cost maintain an effective, enforceable Payment Instruction Letter with the Payment Agent;
(c)	it shall not permit any amendments to the economic terms or scope of representation set forth in any Engagement Agreement without the Investors’ prior written consent; and
(d)

if the Nominated Lawyers cease to act as its legal counsel for any reason or if it needs to retain new legal counsel outside the scope of the Engagement Agreement(s) with the Nominated Lawyers, then it shall appoint successor attorneys or new attorneys who have a similar level of quality and reputation in the relevant field of practice as the Nominated Lawyers, subject to the Investors’ prior

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written approval (not to be unreasonably withheld) of the choice of counsel and the economic terms of the appointment.  Upon the engagement of any new counsel, all references to “Nominated Lawyers” will be deemed to refer to and include such successor or additional counsel. The Counterparty will promptly deliver to the Investors a copy of the Engagement Agreement(s) with any successor or new attorney and Annex II shall be deemed updated to reflect such new Engagement Agreements without the necessity of a formal amendment to this Agreement. If pre-existing Nominated Lawyers were acting as Payment Agent prior to their replacement, then the Counterparty will (i) require as a condition of the replacement counsel’s engagement that such counsel agree to a Payment Instruction Letter and (ii) deliver a duly executed copy of such Payment Instruction Letter to the Investors immediately upon engaging such replacement counsel. The parties acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the Counterparty may terminate the engagement of any Nominated Lawyer at any time without the Investors’ consent.

4.4Notice and Information Rights

(a)	The Counterparty shall promptly (and in any event within [***] Business Day) notify the Investors of:
(i)	any settlement offer made by an Adverse Party, in which case the Counterparty shall in good faith give the Investors an opportunity to discuss such settlement offer prior to accepting or rejecting it;
(ii)

any Claim Resolution or any receipt of any Proceeds (including the amount of such Proceeds and the Claim to which such Proceeds relate), or of any event that is expected to generate a Claim Resolution or the receipt of any Proceeds; and

(iii)	any Potential Remedy Event or Remedy Event or any event which could reasonably be expected to result in a Potential Remedy Event or Remedy Event.
(b)

Within the [***] Business Days following the end of each calendar month, the Counterparty shall itself, or cause the applicable Nominated Lawyers to, provide the Investors with a written or oral Monthly Report.

(c)

The Counterparty shall respond fully and promptly to any reasonable request by the Investors or a Representative of an Investor (which Representative, if requested by the Counterparty, shall be designated by the Investors in writing and, with respect to any information that the Counterparty reasonably considers material non-public information, subject to confidentiality and non-use obligations reasonably satisfactory to the Counterparty) for information regarding the financial condition, operations, business or prospects of the Counterparty.

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5.Representations and Warranties

5.1Representations and Warranties of Each Party

On each Representation Date, each party represents to the other party that:

(a)

it (i) is duly organized or formed and validly existing under the laws of the jurisdiction of its organization or formation and, if relevant under such laws, in good standing, (ii) is qualified to do business in each jurisdiction in which the nature of its business so requires, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect, and (iii) has not filed any certificates of dissolution or liquidation, or any certificates of domestication, transfer or continuance in any jurisdiction;

(b)

it has the power to execute and deliver each Transaction Document to which it is a party and to perform its obligations under each Transaction Document to which it is a party; and it has taken all necessary action to authorize such execution, delivery and performance;

(c)

such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d)

all consents, approvals, actions, authorizations, exceptions, notices, filings and registrations that are required to have been obtained by it with respect to the Transaction Documents to which it is a party have been obtained and are in full force and effect, and all conditions of any such consents, approvals, actions, authorizations, exceptions, notices, filings and registrations have been complied with;

(e)

the Transaction Documents to which it is a party constitute its legal, valid and binding obligations of such party, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization or similar laws and to general equitable principles); and

(f)

(i) it is acting for its own account and has made its own independent decision based on advice from its advisers in entering into the Transaction Documents to which it is a party; (ii) no communication received from any other party shall be deemed an assurance as to the expected results of the transactions contemplated hereby; (iii) explanations related to the terms and conditions of the Transaction Documents and the transactions contemplated hereby shall not be considered legal advice or a recommendation; and (iv) it has assessed (on its own behalf or through independent professional legal advice), understands and accepts the terms, conditions and risks of the Transaction Documents.

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5.2Representations and Warranties of the Counterparty

On each Representation Date, the Counterparty represents and warrants to the Investors that:

(a)

no Remedy Event or Potential Remedy Event has occurred and is continuing; no Remedy Event or Potential Remedy Event would occur as a result of its entering into or performing its obligations under the Transaction Documents;

(b)

except as set forth on Schedule 5.2(b), no litigation or other proceedings before any court or other Governmental Authority, official, tribunal or arbitrator that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, have been commenced by or against the Counterparty or, to the Counterparty’s knowledge, are threatened against, the Counterparty;

(c)	it is not Insolvent; it is able to pay its debts when due and has no insolvency proceedings threatened or outstanding against it;
(d)

as of the date of this Agreement, it has entered into Engagement Agreement(s) with the Nominated Lawyers; true and complete copies of the Engagement Agreement(s) have been provided to the Investors and are set forth on Annex II;

(e)	with respect to the Claim:
(i)

(A) it is the sole legal and beneficial owner of, has good title to, and possesses sole control of, the Claim, free and clear of any Adverse Interest other than Permitted Liens; (B) it has not Transferred any portion of the Claim or any Proceeds thereof (other than in connection with Permitted Liens); (C) it has full power and authority and has obtained all necessary corporate and other authorizations to bring the Claim; (D) the security interest granted to the Investors under the Security Agreement is a legal, validly created, perfected, first priority security interest, subject to no other Adverse Interest other than Permitted Liens; and (E) it has not set off or agreed to set off and there exist no rights against the Counterparty that could permit any set-off of or counterclaim of any amounts against the Claim;

(ii)

(A) as of the date of this Agreement, it has not received any payments in connection with the Claim, and (B) any payments in connection with the Claim received after the date of this Agreement have been disclosed to the Investors in accordance herewith;

(iii)	it has and reasonably expects to continue to have sufficient assets (taking into account the Capital Amounts) available to discharge Claim Costs;
(iv)	it has not taken or omitted to take any steps or executed or omitted to execute any documents which could reasonably be expected, either individually or in

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the aggregate, to have a Material Adverse Effect; and it has disclosed to the Investors any facts or circumstances of which it is aware that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; and

(v)

it has disclosed to the Investors all information in its knowledge, possession or control that is or is likely to be material to the Investors’ assessment of the Claim (including the enforcement and collection of any related settlement, award or judgment); all information provided to the Investors in due diligence or otherwise has been provided in its true and complete form and is, to the knowledge of the Counterparty, accurate; the Counterparty believes that the Claim is meritorious; and the Counterparty has not been advised by the Nominated Lawyers or any other legal counsel or litigation funder that the Claim is unlikely to succeed;

(f)	it has not agreed to pay any compensation to any agent or broker in connection with the transactions contemplated by this Agreement; and
(g)	it is not materially overdue in the filing of any Tax return nor overdue in the payment of any material amount of Tax.

6.Confidentiality

Provisions relating to confidentiality are attached hereto as Exhibit E and incorporated herein.

7.Legal Privilege

Provisions relating to legal privilege are attached hereto as Exhibit F and incorporated herein.

8.Exculpation; Reinstatement

(a)

Other than its obligations to provide the Capital Amounts to the Counterparty, no Investor shall have any obligation to fund any penalties, costs orders, damages, fees, expenses or other sums (including any in respect of counterclaims) in relation to any Claim, and all such sums shall be the sole responsibility of the Counterparty.

(b)

The liability of each Investor under the Transaction Documents (and the transactions contemplated by the Transaction Documents) shall in no event exceed [***], except in the event of any fraud or reckless activity amounting to fraud perpetrated by such Investor. This limitation of liability is absolute and extends to each Investor and its Representatives.

(c)

To the extent any payment received by the Investors from or on behalf of the Counterparty, or obligation incurred by the Counterparty, is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be

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repaid in whole or in part by the Investors or paid over to a trustee, receiver or any other entity, whether under any bankruptcy law, insolvency, fraudulent transfer law or otherwise (any such payment or obligation being hereinafter referred to as a “Challenged Item”), then the obligations of the Counterparty with respect to such Challenged Item shall (i) be fully reinstated and revived, as the case may be, notwithstanding such payment or incurrence, and (ii) to the extent of each such Challenged Item, remain effective and continue in full force and effect as if said Challenged Item had not occurred or been made.  The Counterparty shall indemnify the Investors on demand for all reasonable third-party costs and expenses incurred by the Investors in connection with defending, repaying and/or reviving a Challenged Item.

9.Remedy Events

The occurrence of any of the following events constitutes a “Remedy Event”:

9.1Failure to Pay or Deliver

The Counterparty fails to make any payment owing to an Investor when and where due.

9.2Failure to Discharge Claim Costs

The Counterparty fails to comply with any of its obligations to discharge Claim Costs under Section 4.3(a)(ii) and fails to remedy such failure within [***] Business Days.

9.3Breach or Repudiation

Other than the obligations referenced in Sections 9.1 and 9.2, which are respectively governed by such sections, the Counterparty fails to comply with any of its obligations in any Transaction Document if (a) such failure, if remediable, is not (subject to the next sentence) remedied within [***] Business Days and (b) (i) such failure could reasonably be expected to have a Material Adverse Effect; (ii) such failure could reasonably be expected to cause any Security Agreement to cease to be in full force and effect; or (iii) the Counterparty or any of its Representatives acting as an agent of the Counterparty disaffirms, disclaims, repudiates or rejects or challenges the validity of any Transaction Document in whole or in part. If the failure to cure a Remedy Event described in this Section 9.3 within fewer than [***] Business Days would be reasonably likely to result in an adverse effect on the Claim due to exigencies of the litigation or arbitration process, then, upon notice to the Counterparty, the Investors may shorten the cure period to the extent necessary to avoid or minimize such likelihood.

9.4Misrepresentation

A representation by the Counterparty in this Agreement or any other Transaction Document proves to have been incorrect or misleading in any material respect when made or deemed to have been made.

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9.5Bankruptcy

Any of the following occurs: (a) the voluntary or involuntary commencement of a case or proceeding by or against the Counterparty under any applicable bankruptcy, insolvency or similar law affecting creditors’ rights, or any other procedure under any law of any jurisdiction having a similar or analogous nature or effect, and such case, proceeding or procedure, if involuntarily commenced, is not dismissed or otherwise terminated within [***] days of its commencement; or an administrator, provisional liquidator, conservator, receiver, trustee, custodian or similar official having powers over the Counterparty or all or a substantial part of its property is appointed; (b) the Counterparty is unable or fails generally, or admits in writing of its inability, to pay its debts as they become due; (c) the Counterparty’s dissolution (other than pursuant to a consolidation, amalgamation or merger); or (d) the adoption of any resolution or other authorization, or the taking of any action in furtherance of, or indicating its consent or intent to consent to, approval of, or acquiescence in, any of the foregoing by its board of directors (or similar governing body) or any committee thereof or by its equityholders entitled to vote on and authorize the same.

9.6Reorganization Without Assumption

The Counterparty consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, or reorganizes, reincorporates, reconstitutes or divides into or as, another entity (or other entities) and, as a direct or indirect result of such consolidation, amalgamation, merger, transfer, reorganization, reincorporation, reconstitution or division, (a) no single resulting, surviving or transferee entity (a “Counterparty Successor”) has assumed (or remain liable for) all the obligations of the Counterparty under this Agreement and/or the other Transaction Documents; or (b) any benefit of any Security Agreement fails to extend to the Investors; or (c) all rights to the Claim and Proceeds are no longer held by such a Counterparty Successor.

10.Remedies

10.1Available Remedies Generally

If at any time a Remedy Event has occurred, in addition to all other legal and equitable remedies, the Investors shall be entitled to exercise one or more of the following remedies in each case without thereby relieving the Counterparty of any of its obligations hereunder:

(a)	the Investors may terminate their commitment to provide Capital Amounts hereunder;
(b)	if the Remedy Event is continuing, the Investors may exercise their rights and remedies under the Security Agreement;
(c)

if the Remedy Event is continuing, the Investors may take actions that they deem necessary or advisable on behalf of the Counterparty in order to prosecute the Claim to which the Remedy Event relates and to bring about the monetization thereof and

TRACON - Investment Agreement

to collect and enforce any settlement, final judgment or award; in connection therewith, the Counterparty hereby (i) irrevocably appoints Investor No. 1 as the Counterparty’s attorney-in-fact, with full authority in the place and stead of the Counterparty and in the name of the Counterparty or otherwise, from time to time following the date such Remedy Event has occurred and is continuing, in Investor No. 1’s discretion, to take any such actions to the extent consistent with the Counterparty’s interests in the Claim, including to settle or compromise the Claim or to appoint new Nominated Lawyers, and (ii) agrees to, and to cause its Affiliates and to use commercially reasonably efforts to cause its and their Representatives to, cooperate fully with the Investors and counsel in all matters pertaining to the Claim from time to time following the date such Remedy Event has occurred and is continuing; and

(d)

if the Remedy Event is continuing, the Investors may pursue all other legal and equitable remedies available to the Investors under applicable law in connection with the enforcement of their rights under the Transaction Documents.

10.2Additional Remedy for Failure to Pay

If a Remedy Event under Section 9.1 has occurred and is continuing, the Counterparty shall on demand pay interest to the Investors at the Default Rate on the overdue amount.

10.3Additional Remedy for Failure to Discharge Claim Costs

If a Remedy Event under Section 9.2 has occurred and is continuing, the Investors shall be entitled to provide to or on behalf of the Counterparty additional Capital Amounts beyond those set forth in Section 2, to the extent necessary to discharge all Claim Costs.  In consideration thereof, the Investors’ Entitlement with respect to such additional Capital Amounts shall be an amount equivalent to [***].

10.4Remedies Cumulative

Except as provided otherwise in this Agreement, the rights, powers, remedies and privileges provided in Section 10 of this Agreement are cumulative; may be exercised singularly, concurrently or successively at the Investors’ option; and may be exercised or enforced without constituting a bar to the exercise or enforcement of any other such rights, powers, remedies and privileges.

11.Enforcement of Claim Resolution

If (x) K&K or a replacement of K&K approved by the Investors pursuant to Section 4.3(d) ceases to act as the Counterparty’s counsel to enforce and monetize the Award, or (y) by the date that is [***] days after the date of a Claim Resolution (the “Standstill Period”), any portion of a judgment, award or settlement payment owing to the Counterparty as a result thereof remains unsatisfied, the Investors shall, at their option and upon notice to the Counterparty, be entitled to engage judgment enforcement professionals of their own

TRACON - Investment Agreement

choosing (including those affiliated with the Investors) to pursue collection or enforcement of the same; provided that, notwithstanding the expiration of the Standstill Period, in no event shall the Investors pursue collection or enforcement of the Claim Resolution if the Counterparty shall have commenced, and shall be diligently pursuing, collection or enforcement. In the event the Investors elect to do so, (a) they shall pay their designated judgment enforcement professionals their reasonable and customary fees and expenses, (b) any costs incurred by the Investors in such regard shall constitute Capital Amounts, and (c) in consideration of such additional Capital Amounts, the Investors’ Entitlement with respect to such additional Capital Amounts shall be an amount equivalent to such additional Capital Amounts plus [***].

12.Limitations on Transfer, Successors and Assigns; Third Party Beneficiaries

Provisions relating to limitations on transfer, successors and assigns and third-party beneficiaries are attached hereto as Exhibit G and incorporated herein.

13.Tax Withholding and Other Tax Matters

Provisions relating to tax withholding and certain other tax matters are attached hereto as Exhibit H and incorporated herein.

14.Anti-Corruption; Data Protection

Provisions relating to Anti-Corruption Rules and Data Protection are attached hereto as Exhibit C and incorporated herein.

15.Notices

All notices under the Transaction Documents shall be in writing and may be given in any manner described below to the address or number provided for the recipient in Annex I and shall be deemed effective (i) if delivered in person or by courier, on the date it is received; (ii) if sent by certified or registered mail or the equivalent (return receipt requested), on the date it is received; or (iii) if sent by email, on the date sent in the absence of any immediate automated response indicating the message was not received or would not be timely read, and if such an immediate automated response is received by the sender, on the date the sender receives an acknowledgement from the recipient, unless the date of receipt is not a Business Day or the communication is received after the close of business on a Business Day, in which case such communication shall be deemed given and effective on the first following day that is a Business Day. Notices to the Counterparty shall be copied to the Nominated Lawyers. Either party may change the address or email details at which notices or other communications are to be given to it by notice to the other in accordance with this Section 15.

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16.Amendments

No amendment, modification or waiver of this Agreement shall be effective unless in writing and executed by the Counterparty and the Investors.

17.Entire Agreement

This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and is the final and complete expression of their intent.  Other than the CDA, the parties represent and warrant that no prior or contemporaneous negotiations, promises, agreements, covenants or representations of any kind or nature, whether made orally or in writing, have been made or relied upon by them, whether in negotiations leading to this Agreement or relating to the subject matter hereof, which are not expressly contained herein, or which have not become merged and finally integrated herein; it being the intention of the parties that in the event of any subsequent litigation, controversy or dispute concerning the terms and provisions of this Agreement, no party shall be permitted to introduce oral or extrinsic evidence not included herein and not reflected in writing.

18.Counterparts

This Agreement and the other Transaction Documents (and each amendment, modification and waiver in respect thereof) may be executed and delivered in counterparts (including by facsimile or digital transmission), each of which shall be deemed an original.

19.No Waiver

A failure or delay in exercising any right, power or privilege in any Transaction Document shall not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege shall not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

20.Severability

If any term of any Transaction Document, or the application thereof to any party or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason, the remaining terms, modified by the deletion of the unenforceable, invalid or illegal portion, shall continue in full force and effect, and such unenforceability, invalidity, or illegality shall not otherwise affect that of the remaining terms, so long as the Transaction Documents as so modified continues to express, without material change, the original intentions of the parties and the deletion of such portion of the relevant Transaction Document shall not substantially impair the  expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties shall endeavour in good faith negotiations to replace any prohibited or unenforceable provision with a valid provision the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

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21.Expenses

(a)

Except as otherwise expressly provided in any Transaction Document, each party shall bear its own expenses in connection with the negotiation, execution, delivery and performance of the Transaction Documents.

(b)

The Counterparty shall indemnify and hold harmless the Investors for all reasonable out-of-pocket expenses, including legal fees and disbursements (but not including taxes), incurred by the Investors in enforcing and protecting their rights under any Transaction Document.

22.Relationship of Parties

(a)

Nothing in any Transaction Document is intended to create (i) a fiduciary, lawyer-client, lender-borrower, agency or other non-contractual relationship between the Counterparty and any Investor; (ii) any partnership, joint venture or any other type of affiliation between the Counterparty and any Investor; or (iii) a joint interest in any Claim for any purpose, including for U.S. federal, state and local income Tax purposes. The Investors are not partners, nor are they engaged in any partnership or joint venture with one another.

23.Governing Law

Except as set forth otherwise in Section 24, this Agreement and all matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise) shall be construed in accordance with and shall be governed by the law of the State of [***] (without reference to any conflict of law principles or choice of law doctrine that would have the effect of causing this Agreement to be construed in accordance with or governed by the law of any other jurisdiction).

24.Dispute Resolution

Provisions relating to Dispute Resolution are attached hereto as Exhibit D and incorporated herein.

25.Administrative and Collateral Agent

(a)

Investor No. 2 hereby appoints Investor No. 1 as administrative and collateral agent for the Investors hereunder.  As such, Investor No. 1 is hereby authorized to act on behalf of Investor No. 2 for the purpose of (i) giving and receiving notices, waivers, consents, approvals and instructions; (ii) acquiring, holding and enforcing any and all liens on collateral granted by the Counterparty to secure the Investors’ rights hereunder; (iii) enforcing any other rights of the Investors under any Transaction Document, including filing and proving a claim for the aggregate amount of the Counterparty’s obligations to the Investors hereunder in the event of any bankruptcy or insolvency proceeding relating to the Counterparty; and (iv) taking

TRACON - Investment Agreement

such other actions as Investor No. 1 deems appropriate to administer the Transaction Documents; in each case together with such powers and discretion as are reasonably incidental thereto.
(b)

The use of the term “agent” or any similar or equivalent term in connection with the foregoing appointment is not intended to imply any fiduciary or other duties arising under legal principles governing agency relationships.  Investor No. 1 shall not have any duties or obligations in its capacity as administrative and collateral agent except those expressly set forth herein, and its appointment and all rights and duties of it as an agent hereunder shall be ministerial and administrative in nature. Notwithstanding the appointment of Investor No. 1 as administrative and collateral agent, Investor No. 1 shall have the same rights and powers in its capacity as an Investor hereunder as Investor No. 2, and Investor No. 1 may exercise all such rights and powers as though it were not administrative or collateral agent.  The provisions of this Section 25 are for the benefit of the Investors; no other party shall have any rights as a third party beneficiary of any provision of this Section 25, provided that the Counterparty shall be entitled to rely on any notices, waivers, consents, approvals or instructions provided to it by Investor No. 1, or any action to be taken as described in clauses (ii) through (iv) in Section 25(a), as being on behalf of all the Investors.

(c)

Investor No. 1 may perform its duties and exercise its rights and powers as administrative and collateral agent hereunder by or through any one or more sub-agents or servicing entities appointed by it.  The exculpatory provisions in the following clause (d) shall apply to any such sub-agent or servicing entity.

(d)

Investor No. 1 shall not be liable to any other Investor for any action taken or not taken by it (i) with the consent or at the request of Investor No. 2, (ii) as Investor No. 1 believed in good faith was necessary under the circumstances or (iii) in the absence of its own gross negligence or willful misconduct.  In its capacity as administrative and collateral agent, Investor No. 1 shall be entitled to rely upon any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.

26.Rules of Construction

Unless the context otherwise clearly requires: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined; (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) the word “shall” shall be construed to have the same meaning and effect as the word “will”; (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or

TRACON - Investment Agreement

modifications set forth herein); (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (g) the phrase “to its knowledge” and phrases of similar import shall be construed to mean the best knowledge, after due inquiry, of the Counterparty’s Chief Executive Officer and Chief Financial Officer; (h) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (i) all references herein to Sections, Annexes, Exhibits and Schedules, as applicable, shall be construed to refer to Sections of, and Annexes, Exhibits and Schedules to, this Agreement, and the same are incorporated herein as part of this Agreement; and (j) the headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

27.Limited Indemnity

Provisions relating to a limited indemnity are attached hereto as Exhibit I and incorporated herein.

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Signature page to Investment Agreement – 1 of 2

IN WITNESS WHEREOF, the parties have executed and delivered this Investment Agreement as of the date first written above.

Investor No. 1: BATISTE INVESTMENTS LLC By: /s/ [***]________________________ Name: [***] Title: Authorized Signatory

Investor No. 2: MAPLEWOOD PARK INVESTMENTS LP By:[***] Its General Partner By: /s/ [***]________________________ Name: [***] Title: Director

Signature page to Investment Agreement – 2 of 2

IN WITNESS WHEREOF, the parties have executed and delivered this Investment Agreement as of the date first written above.

Counterparty: TRACON PHARMACEUTICALS, INC. By: /s/ Scott B. Brown Name: Scott B. Brown Title: Chief Financial Officer

EXHIBIT A

Defined Terms

“Adverse Interest” means, with respect to any Claim or any Proceeds, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, security interest, purchase option, call or similar right of a third party in, on or affecting such asset, and (ii) any other claim that a claimant has an interest in such asset or that it is a violation of the rights of the claimant for another Person to hold, Transfer or deal with such asset. For purposes of clarity, the items set forth on Schedule 5.2(b) shall not be deemed an Adverse Interest for purposes of the Transaction Documents.

“Adverse Party” means, with respect to any Claim, individually and collectively, the Person(s) named as defendants or counterclaim defendants in the Claim, as set forth on Annex II, and any other Person added or joined to the Claim from time to time as a defendant or indemnitor or against whom proceedings are asserted or threatened even if such Person is not named or served, and in each case their respective Affiliates and successors.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Purpose” has the meaning set forth on Exhibit C.

“Anti-Corruption Rules” has the meaning set forth on Exhibit C.

“Applicable Attorney Fees” means the aggregate of the Covington Entitlement and the Foley Entitlement.

“Award” means the total amount awarded by the ICC tribunal considering the Claim to the Counterparty in respect of the Claim.

“Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York.

“Capital Amounts” means each of the Closing Capital Amount, the Post-Award Capital Amount, the Confirmation & Enforcement Capital Amounts and the Subsequent Capital Amounts.

“CDA” means that certain Confidentiality, Common Interest and Non-Disclosure Agreement, dated as of August 1, 2022 by and between the Counterparty and an Affiliate of the Investors.

“Claim” means the claim described on Annex II.

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“Claim Costs” has the meaning set forth in Section 4.3(a).

“Claim Resolution” means either full and final settlement of the Claim or the entry of a final, non-appealable and enforceable award or judgment, in either case resolving with prejudice all aspects and elements of the Claim.  In circumstances where a final, non-appealable and enforceable award or judgment does not automatically come into being upon the rendering of a dispositive decision, a Claim Resolution shall be deemed to have occurred on the date that is [***] days following such dispositive decision in the absence of any subsequent challenge thereto.

“Closing Capital Amount” has the meaning set forth in Section 2.1(a)(i).

“Closing Date” means the date of the execution and delivery of this Agreement, December 22, 2022.

“Confirmation Capital Amounts” has the meaning set forth in Section 2.1(a)(iii).

“Confirmation & Enforcement Capital Amounts” has the meaning set forth in Section 2.1(a)(iii).

“Conservatory Measures” has the meaning set forth in Exhibit D.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; “Controlling” and “Controlled” have meanings correlative thereto.

“Counterparty” has the meaning set forth in the introductory paragraph of this Agreement.

“Counterparty Successor” has the meaning set forth in Section 9.6.

“Covington” has the meaning set forth in Section 2.1(a)(iii)(A).

“Covington Entitlement” means Covington’s contingency fee with respect to the Claim, to be paid [***].

“CPD” has the meaning set forth on Exhibit C.

“Data Protection Laws” has the meaning set forth on Exhibit C.

“Default Rate” means a rate per calendar month of [***]%, compounded [***], or the maximum rate permitted by law, whichever is lower.

“Enforcement Capital Amounts” has the meaning set forth in Section 2.1(a)(iii).

“Enforcement Trigger Date” means the earlier of (x) the date which is [***] months after the date of confirmation of the Award if the Adverse Party fails to pay the full amount of

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such Award voluntarily by such date or (y) the date upon which the Adverse Party expressly repudiates its obligation to pay the full amount of such Award (unless another date is mutually agreed by the parties).

“Engagement Agreement” means any engagement, retainer or similar agreement between the Counterparty and its counsel governing or purporting to govern the terms of the representation of the Counterparty with respect to the Claim.

“Expert Determination” means a determination made by an expert appointed by the [***].

“Foley” means Foley Hoag LLP.

“Foley Entitlement” means Foley’s contingency fee with respect to the Claim, to be paid [***].

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indemnified Parties” has the meaning set forth in Exhibit I.

“Indemnifying Party” has the meaning set forth in Exhibit I.

“Invested Amount” means (i) the sum of all amounts actually paid to or on behalf of the Counterparty by the Investors hereunder plus (ii) the Transaction Costs.

“Insolvent” means any of the following: (i) the sum of the Counterparty’s debts exceeds the present fair market value of its assets (not including any fraudulently transferred property); (ii) after the transactions contemplated by this Agreement, the Counterparty is left with unreasonably small capital for the operation of its business; or (iii) the Counterparty intends or expects to incur debts beyond its ability to pay.

“Investors”, “Investor No. 1” and “Investor No. 2” have the meanings set forth in the introductory paragraph of this Agreement.

“Investors’ Entitlement” means the amounts set forth as such in Section 2.2.

“Kobre & Kim LLP” has the meaning set forth in Section 2.1(a)(iii)(A).

“[***]” has the meaning set forth in Exhibit D.

“Losses” has the meaning set forth in Exhibit I.

“Material Adverse Effect” means, with respect to any event or circumstance and any party, one or more of (i) the material impairment of its ability to perform any of its obligations

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under this Agreement or any other Transaction Document, (ii) the material impairment of the rights or remedies available under this Agreement or any other Transaction Document to the other party and (iii) solely in the case of the Counterparty, an adverse effect on any Claim or the value or collectability thereof.

“Maximum Commitment Amount” has the meaning set forth in Section 2.1(a).

“Monthly Report” means a report containing the information described on Exhibit B.

“Multiple Start Date” means (x) in respect of each tranche of Capital Amounts (other than Enforcement Capital Amounts deployed to the relevant counsel on or after the Enforcement Trigger Date), the date of the funding of such tranche of Capital Amounts; and (y) in respect of each tranche of Enforcement Capital Amounts deployed to the relevant counsel on or after the Enforcement Trigger Date, the Enforcement Trigger Date.

“Nominated Lawyers” means, with respect to any Claim, the Person or Persons identified as such on Annex II and/or any successor or new legal counsel appointed as described herein.

“Occurrence” means any of the following events: (i) the Claim is [***], or (ii) the Claim is [***] on, or (iii) an insolvency event occurs with respect to the Adverse Party; or (iv) after a court confirms the Award and/or any action undertaken by the Adverse Party to set aside the Award has been denied and all appeals are exhausted, [***].

“Payment Agent” means Covington.

“Payment Instruction Letter” means an agreement with the Payment Agent, in substantially the form attached as Exhibit 1 to the Security Agreement, pursuant to which the Payment Agent agrees to accept all Proceeds and remit the Investors’ Entitlement directly to the Investors, which Payment Instruction Letter shall be in a form and substance satisfactory to the Investors in all respects.

“Permitted Lien” means any of the following: (i) a lien pursuant to the Security Agreement, and (ii) a lien in favor of the Nominated Lawyers securing amounts payable to them under their Engagement Agreement(s) and (iii) a lien pursuant to the Runway Facility provided such lien is subject to a Subordination Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity or Governmental Authority.

“Post-Award Capital Amount” has the meaning set forth in Section 2.1(a)(ii).

“Potential Remedy Event” means any event which, with the giving of notice or the lapse of time or both, would constitute a “Remedy Event”.

“Proceeds” means, collectively: (i) [***]; (ii) [***]; (iii) [***].  All of the foregoing constitute Proceeds regardless of form, including cash, personal property, real property,

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legal or equitable rights, a reduction of or set-off against an amount owed by the Counterparty, and any other thing of value conveyed, directly or indirectly, to the Counterparty, whether delivered in a lump sum or in installments. In the event that the Claim is resolved directly or indirectly as a result of or contemporaneously with [***], all proceeds of [***] shall constitute Proceeds relating to the Claim hereunder [***].

“Recipient” has the meaning set forth in Exhibit E.

“Remedy Event” has the meaning set forth in Section 9.

“Representation Date” means (i) the date hereof, (ii) each date on which the Investors are obligated to or do make any payment of Capital Amounts and (iii) in the case of the Counterparty, each date on which a Monthly Report is due to be delivered.

“Representatives” means, with respect to any person or entity, as applicable, its Affiliates and its and their directors, officers, managers, members, partners, principals, employees, shareholders and participants (or potential shareholders and participants), agents, permitted assignees, insurers, lawyers, accountants, consultants, advisors, auditors and independent contractors.

“Rules” has the meaning set forth in Exhibit D.

“Runway Facility” means the credit facility provided by Runway Growth Finance Corp. (“Runway”) under that certain Loan and Security Agreement, dated as of September 2, 2022, between the Counterparty and Runway, as in effect on the Closing Date and as amended.

“Security Agreement” means the security agreement entered into on or around the date hereof between the Investors and the Counterparty pursuant to which the Counterparty grants to the Investors a security interest in certain collateral to secure the obligations of the Counterparty hereunder.

“Subordination Agreement” means a subordination agreement among the Investors and another lienholder pursuant to which the other lienholder (i) subordinates its lien on all collateral granted to the Investors pursuant to the Security Agreement to the lien of the Investors, and (ii) subordinates its right to receive any payments derived from Proceeds or from any collateral granted to the Investors pursuant to any Security Agreement to the prior payment in full of all obligations owing by the Counterparty to the Investors under any Transaction Document, which subordination agreement shall be in form and substance satisfactory to the Investors in all respects.

“Subsequent Capital Amounts” has the meaning set forth in Section 2.1(a)(iv).

“Tax” means any tax, duty, contribution, impost, withholding, levy or other charge or withholding of a similar nature (including use, sales and value added taxes), whether domestic or foreign, and any fine, penalty, surcharge or interest in connection therewith.

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“Threshold Recovery Condition” means the issuance of an Award of at least US$[***].

“Transaction Costs” has the meaning set forth in Section 2.1(c).

“Transaction Documents” means, collectively, this Agreement, the Security Agreement, and any other agreements, documents, instruments or certificates entered into by the parties in connection with this Agreement.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any agreement, arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, or similar disposition of, any Claim, any Proceeds, any interest in or obligations under a Transaction Document, or any portion of any of the foregoing, or any economic or other interest, including a participation, in any of the foregoing, as applicable.

“Tribunal” has the meaning set forth in Exhibit D.

Exhibit A - Page 6

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